Exhibit 99.1

Omeros Corporation Reports First Quarter 2025 Financial Results

– Conference Call Today at 4:30 p.m. ET

SEATTLE, WA – May 15, 2025 – Omeros Corporation (Nasdaq: OMER) today announced recent highlights and developments as well as financial results for the first quarter ended March 31, 2025, which include:

●     Net loss for the first quarter of 2025 was $33.5 million, or $0.58 per share, compared to a net loss of $37.2 million, or $0.63 per share for the first quarter of 2024.

●     At March 31, 2025, we had $52.4 million of cash and short-term investments available for operations and debt servicing, a decrease of $37.7 million from December 31, 2024.

●     In March 2025, we resubmitted to the U.S. Food and Drug Administration (“FDA”) our Biologics License Application (“BLA”) seeking regulatory approval for narsoplimab in hematopoietic stem cell transplant-associated thrombotic microangiopathy (“TA-TMA”). FDA accepted the resubmission for review as a class 2 resubmission and, pursuant to the Prescription Drug User Fee Act (“PDUFA”), assigned a target date for FDA action of September 25, 2025.

●    We are also preparing a European marketing authorization application (“MAA”) for narsoplimab in TA-TMA, which we expect to submit in the second quarter of 2025.

●    On May 12, 2025, we entered into exchange agreements with holders of our 5.25% Convertible Senior Notes due 2026 (the “2026 Convertible Notes”). We exchanged $70.8 million in aggregate principal amount of our 2026 Convertible Notes for newly issued 9.50% Convertible Senior Notes due in June 2029, on a one-for-one basis. In addition, we reached an agreement with two affiliated holders to convert $10.0 million in aggregate principal amount of the 2026 Convertible Notes into shares of our common stock in three separate tranches, with the conversion of the entire principal to be completed no later than September 15, 2025. Following these transactions, the outstanding principal balance of the 2026 Convertible Notes will be reduced to approximately $17.1 million. Significantly, the reduction in the principal amount of our 2026 Convertible Notes eliminated the need to avoid an accelerated maturity of the entire balance of our term loan by making a $20.0 million prepayment and paying a $1.0 million prepayment premium on or prior to November 2025.

●    During the first quarter we elected to temporarily suspend or pause certain activities and programs to prioritize the allocation of our currently available capital to the development of commercial infrastructure and capacities needed to ensure the successful launch of narsoplimab, assuming approval by FDA of our BLA, and to the completion of our ongoing clinical trials with enrolled patients.

●     Last quarter we began initiating clinical trial sites for our Phase 3 program evaluating zaltenibart (formerly known as OMS906) for the treatment of paroxysmal nocturnal hemoglobinuria (“PNH”); however, based on the anticipated ramp up in spending on those trials and the need to prioritize the use of currently available capital, we determined to pause our Phase 3 PNH program temporarily. We are working with our vendors and investigators to ensure that the program is ready to be restarted with as little disruption to the timeline as possible after securing capital. We expect to complete remaining activities in our ongoing clinical trial evaluating zaltenibart for the treatment of PNH in treatment-naïve patients and to continue the long-term extension study, which enrolls zaltenibart-treated PNH patients who have completed any of our prior zaltenibart studies.

● Although preparations for the anticipated commercial launch of narsoplimab will continue, we have determined to suspend our expanded access program (“EAP”) for narsoplimab, also known as compassionate use, to eliminate direct costs associated with drug supply and external management of the EAP program. We remain committed to supporting patients who are currently being treated under the EAP and discontinuation of the EAP will not affect these patients. Additionally, our ongoing study of narsoplimab in pediatric patients with TA-TMA will continue.

●  Development spending on our long-acting, next generation MASP-2 inhibitor, OMS1029 has already been limited. That asset is Phase 2 ready, with drug product needed to support Phase 2 trials having been manufactured and stored, pending the selection of the first indication and the availability and allocation of resources to initiate Phase 2 studies.

●  Spending in other areas of our complement programs, including our small-molecule MASP-2 and MASP-3 programs, is also being reduced or halted as part of our effort to focus resources on core development priorities.

“We are pleased that our BLA for narsoplimab in TA-TMA has been accepted by FDA, which is a significant milestone for our narsoplimab program and for Omeros,” said Gregory A. Demopulos, M.D., Omeros’ Chairman and Chief Executive Officer. “We have already received and are responding to FDA’s information requests, and our highest priority as an organization is to obtain approval for narsoplimab. For this reason, we have taken action to reduce expenses and prioritize spending on the narsoplimab launch and other key priorities. In parallel, through the recently completed exchange of the large majority of our 2026 convertible notes for convertible notes maturing in 2029 and converting a small portion to equity, our total debt will be reduced by approximately $10.0 million and our near-term debt maturities will be lowered by over $100 million, reducing our short-term debt repayment obligations from approximately $118 million to approximately $17 million. This should position us well to raise additional capital for our operations.”

First Quarter and Recent Clinical Developments

●     Recent developments regarding OMS527, our phosphodiesterase 7 (“PDE7”) inhibitor program focused on addictions and compulsive disorders as well as movement disorders, include:

● Work on the planned randomized, double-blind, parallel-group, inpatient Phase 1b clinical trial comparing the safety and efficacy of OMS527 to placebo in the treatment of adults with cocaine use disorder (“CUD”) is ongoing with committed funding from the National Institute on Drug Abuse, a part of the National Institutes of Health, in the amount of $4.02 million for the year commencing April 1, 2025. Enrollment in the study is expected to begin later this year and a readout of data from the study is anticipated late this year or in early 2026.

●     Recent developments regarding our oncology platform comprising signaling-driven immunomodulators, oncotoxins, and an adoptive T-cell technology combined with an immunostimulator, include:

● In April 2025, we established the Omeros Oncology Clinical Steering Committee to advance Omeros’ OncotoX biologics program focused on acute myeloid leukemia (“AML”). The clinical steering committee is composed of leaders in AML treatment and research at the premier cancer centers across the United States. These experts in the treatment of AML are expected to help guide clinical development of our potential AML therapeutic.

● We continue on a limited basis to progress pre-clinical studies within our novel oncology program, including IND-enabling studies in our OncotoX-AML program. In both in vivo and in vitro models with human cell lines, our OncotoX-AML therapeutic has consistently demonstrated superior efficacy to current AML standard of care treatments. OncotoX-AML shows broad application across AML regardless of genetic mutation including TP53, NPM1, KMT2a, and FLT3. IND-enabling work is ongoing with an estimated timeline to clinical entry of 18-24 months.

Financial Results

Net loss for the first quarter of 2025 was $33.5 million, or $0.58 per share, compared to a net loss of $37.2 million, or $0.63 per share for the first quarter of 2024.

At March 31, 2025, we had $52.4 million of cash and short-term investments available for operations and debt service, a decrease of $37.7 million from December 31, 2024.

For the first quarter of 2025, we earned OMIDRIA royalties of $6.7 million on Rayner’s U.S. net sales of $22.3 million. This compares to earned OMIDRIA royalties of $9.4 million during the first quarter of 2024 on U.S. net sales of $31.2 million. Per the terms of our original 2022 and amended 2024 agreements with DRI Health Acquisition LP, (“DRI”), all U.S. based royalties through 2031 are remitted from Rayner to DRI through an escrow agent.

Total operating expenses for the first quarter of 2025 were $35.0 million compared to $39.0 million for the first quarter of 2024. The $4.1 million decrease was primarily due to the wind down of our clinical program developing narsoplimab for IgA nephropathy offset by increased clinical development costs with Phase 2 of our zaltenibart program.

Interest expense during the first quarter of 2025 was $3.7 million compared to $8.2 million during the prior year quarter. The decrease was due to repurchasing and retiring $118.1 million of par on our 2026 Notes in June 2024 and recording a non-cash remeasurement adjustment in the prior year to increase the OMIDRIA royalty obligation to reflect the sale of expanded royalties to DRI.

During the first quarter of 2025, we earned $1.1 million in interest and other income compared to $3.4 million in the first quarter of 2024. The difference is primarily due to lower cash and investments available to invest in the current quarter.

Net income from discontinued operations, net of tax, was $4.1 million, or $0.07 per share, in the first quarter of 2025 compared to $6.7 million, or $0.11 per share, in the first quarter of 2024. The decrease was primarily attributable to a decrease in OMIDRIA royalties earned in the current quarter.

Conference Call Details

Omeros’ management will host a conference call and webcast to discuss the financial results and to provide an update on business activities. The call will be held today at 1:30 p.m. Pacific Time; 4:30 p.m. Eastern Time.

For online access to the live webcast of the conference call, go to Omeros’ website at https://investor.omeros.com/upcoming-events.

To access the live conference call via phone, participants must register at the following URL https://register-conf.media-server.com/register/BI87ea859a9de54705b350097761eed123 to receive a unique PIN. Once registered, you will have two options: (1) Dial in to the conference line provided at the registration site using the PIN provided to you, or (2) choose the “Call Me” option, which will instantly dial the phone number you provide. Should you lose your PIN or registration confirmation email, simply re-register to receive a new PIN.

A replay of the call will be made accessible online at https://investor.omeros.com/archived-events.

About Omeros Corporation

Omeros is an innovative biopharmaceutical company committed to discovering, developing and commercializing first-in-class small-molecule and protein therapeutics for large-market and orphan indications targeting immunologic disorders, including complement-mediated diseases and cancers, as well as addictive and compulsive disorders. Omeros’ lead MASP-2 inhibitor narsoplimab targets the lectin pathway of complement and is the subject of a biologics license application under review by FDA for the treatment of hematopoietic stem cell transplant-associated thrombotic microangiopathy. Omeros’ long-acting MASP-2 inhibitor OMS1029 has successfully completed Phase 1 single- and multiple-ascending dose clinical studies. OMS906, Omeros’ inhibitor of MASP-3, the key activator of the alternative pathway of complement, is in clinical development for paroxysmal nocturnal hemoglobinuria and complement 3 glomerulopathy. Funded by the National Institute on Drug Abuse, Omeros’ lead phosphodiesterase 7 inhibitor OMS527 is in clinical development for the treatment of cocaine use disorder. Omeros also is advancing a broad portfolio of novel cellular and molecular immuno-oncology programs. For more information about Omeros and its programs, visit www.omeros.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the “safe harbor” created by those sections for such statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “likely,” “look forward to,” “may,” “objective,” “plan,” “potential,” “predict,” “project,” “should,” “slate,” “target,” “will,” “would” and similar expressions and variations thereof. Forward-looking statements, including statements regarding the anticipated review process and timing of FDA action on the resubmitted BLA for narsoplimab in the United States, the anticipated submission of a marketing authorization application with the EMA and the timing thereof, the prospects for obtaining FDA or EMA approval of narsoplimab in any indication, plans and expectations regarding the conduct of clinical trials and the availability of data therefrom, and expectations regarding the sufficiency and availability of our capital resources to fund current and planned operations, including the potential commercialization of narsoplimab if it is approved by FDA or the EMA, are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, unfavorable or unexpected regulatory conclusions or interpretations related to the clinical data, external registry data, statistical analyses or other information and data included in the narsoplimab BLA , inability to respond satisfactorily to information requests during regulatory review of the narsoplimab BLA or MAA, potential differences between the diagnostic criteria used in our pivotal trial and in the external registry, and whether FDA and the EMA determine the registry used in our statistical analysis is sufficiently representative of TA-TMA patients, unanticipated or unexpected outcomes or requirements of regulatory processes in relevant jurisdictions, our financial condition and results of operations, including our ability to raise additional capital for our operations on favorable terms or at all, regulatory processes and oversight, challenges associated with manufacture or supply of our products to support clinical trials, regulatory inspections and/or commercial sale following any marketing approval, changes in reimbursement and payment policies by government and commercial payers or the application of such policies, intellectual property claims, competitive developments, litigation, and the risks, uncertainties and other factors described under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2025. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and we assume no obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Contact:

Jennifer Cook Williams

Cook Williams Communications, Inc.

Investor and Media Relations

IR@omeros.com

OMEROS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

	Three Months Ended
	March 31,
	2025	2024

Costs and expenses:
Research and development	$23,846	$26,770
Selling, general and administrative	11,123	12,264
Total costs and expenses	34,969	39,034
Loss from operations	(34,969)	(39,034)
Interest expense	(3,654)	(8,231)
Interest and other income	1,058	3,415
Net loss from continuing operations	(37,565)	(43,850)
Net income from discontinued operations, net of tax	4,105	6,666
Net loss	$(33,460)	$(37,184)

Basic and diluted net income (loss) per share:
Net loss from continuing operations	$(0.65)	$(0.75)
Net income from discontinued operations	0.07	0.11
Net loss	$(0.58)	$(0.63)

Weighted-average shares used to compute basic and diluted net income (loss) per share	58,056,357	58,800,716

OMEROS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands)

	March 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$4,261	$3,400
Short-term investments	48,150	86,732
OMIDRIA contract royalty asset, short-term	29,227	29,083
Receivables	7,076	7,739
Prepaid expense and other assets	7,467	7,166
Total current assets	96,181	134,120
OMIDRIA contract royalty asset	121,560	124,266
Right of use assets	13,948	14,961
Property and equipment, net	2,418	2,678
Restricted investments	1,054	1,054
Total assets	$235,161	$277,079

Liabilities and shareholders’ deficit
Current liabilities:
Accounts payable	$4,413	$5,905
Accrued expenses	24,752	26,005
OMIDRIA royalty obligation	21,072	20,645
Convertible senior notes, net	26,929	—
Term debt	—	21,000
Lease liabilities	6,056	5,971
Total current liabilities	83,222	79,526
OMIDRIA royalty obligation	190,091	195,612
Convertible senior notes, non-current, net	70,397	97,178
Long-term debt, net	88,562	69,405
Lease liabilities, non-current	11,941	13,466
Other accrued liabilities, non-current	4,501	4,501
Shareholders’ deficit:
Common stock and additional paid-in capital	730,252	727,736
Accumulated deficit	(943,805)	(910,345)
Total shareholders’ deficit	(213,553)	(182,609)
Total liabilities and shareholders’ deficit	$235,161	$277,079